UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/22/2005

NETGEAR, INC
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50350

DE	770419172
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

4500 Great America Parkway, Santa Clara, CA 95054
(Address of principal executive offices, including zip code)

408-907-8000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On November 22, 2005, NETGEAR, Inc. ("NETGEAR") received preliminary court approval for a proposed settlement of a class action lawsuit entitled Zilberman v. NETGEAR, Civil Action CV021230, which alleged that NETGEAR made false representations concerning the data transfer speeds of NETGEAR's wireless products when used in typical operating circumstances.

Under the terms of the settlement, NETGEAR will (i) issue each eligible class member a promotional code which may be used to purchase a new wireless product from NETGEAR's online store, www.buynetgear.com, at a 15% discount during the redemption period; (ii) include a disclaimer regarding wireless signal rates on its wireless products packaging and user's manuals and in its press releases and advertising that reference wireless signal rates; (iii) donate $25,000 worth of its products to a local, not-for-profit charitable organization to be chosen by NETGEAR; and (iv) agree to pay, subject to court approval, up to $700,000 in attorneys' fees and costs. None of the foregoing benefits will be provided unless and until the court grants final approval of the settlement agreement.

The court has scheduled a hearing date of March 21, 2006 for final approval of the settlement.

While it continues to deny any wrongdoing or violations of law, NETGEAR believes the settlement is in the best interest of NETGEAR and its stockholders to avoid the distraction and expense of continued litigation. During the quarter ended October 2, 2005, NETGEAR recorded a reserve of $600,000 for the estimated costs of settlement of this matter. NETGEAR anticipates that it will increase its litigation reserve by approximately $130,000 in the fourth quarter of 2005 as a result of the proposed settlement.

A copy of the settlement agreement and release (the "Settlement Agreement") is attached hereto as Exhibit 10.33.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETGEAR, INC

Date: November 23, 2005	By:	/s/ Jonathan R. Mather
Jonathan R. Mather
Executive Vice President and CFO

Exhibit Index

Exhibit No.	Description
EX-10.33	Settlement Agreement and Release